UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2013 (July 10, 2013)

UniTek Global Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-34867 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On July 10, 2013, UniTek Global Services, Inc. (“UniTek”) entered into that certain Revolving Credit and Security Agreement, dated as of July 10, 2013 (the “Revolving Credit Agreement”), by and among UniTek, certain subsidiaries thereof, and Apollo Investment Corporation, as agent for the lenders under the Revolving Credit Agreement (collectively, the “Revolving Lenders”).

The Revolving Credit Agreement provides for a $75,000,000 revolving credit facility (the “Revolving Loan”).  Availability under the Revolving Loan is tied to a borrowing base that is calculated based on a percentage of eligible receivables, less the maximum amount of all undrawn letters of credit, less such reserves as the agent may reasonably deem necessary, plus an amount not to exceed the “Additional Borrowing Base Amount” (as defined in the Revolving Credit Agreement).

The “Additional Borrowing Base Amount” shall mean (i) from July 10, 2013 through October 31, 2013, an amount equal to $30,000,000, (ii) from November 1, 2013 through and including November 30, 2013, an amount equal to $25,000,000 and (iii) thereafter, an amount equal to $20,000,000.

The Revolving Loan may be used for general business purposes and matures on April 15, 2016.  UniTek and its subsidiaries that are co-borrowers under the Revolving Credit Agreement may draw on the Revolving Loan and repay amounts borrowed in unlimited repetition up to the maximum allowed amount so long as no event of default has occurred and is continuing.  The interest rate on the Revolving Loan is LIBOR (subject to a 1% floor) plus a margin of between 4.75% and 5.25%.  The Revolving Loan is subject to a commitment fee of 2.0% on the average daily unpaid balance of revolving advances plus the maximum undrawn amount of all outstanding letters of credit.

The Revolving Credit Agreement contains customary representations and warranties as well as provisions for repayment, guarantees and other security.  Specifically, the Revolving Credit Agreement provides the Revolving Lenders with security interests in the collateral of UniTek and certain subsidiaries thereof.  The Revolving Credit Agreement also contains customary events of default (which are in some cases subject to certain exceptions, thresholds and grace periods) including, but not limited to, nonpayment of principal and interest, failure to perform or observe covenants, breaches of representations and warranties and certain bankruptcy-related events.

The Revolving Credit Agreement requires UniTek and certain subsidiaries thereof to be in compliance with specified covenants, including (i) a “Fixed Charge Coverage Ratio” (as such term is defined in the Revolving Credit Agreement) of not less than 1.2 to 1.0 for every fiscal quarter ended from and after the fiscal quarter ending March 31, 2014; and (ii) certain other covenants related to the operation of UniTek’s business in the ordinary course.  In the event of noncompliance with the financial covenant and other defined events of default, the Revolving Lenders are entitled to certain remedies, including acceleration of the repayment of amounts outstanding on the Revolving Loan.

As previously disclosed in the Current Report on Form 8-K filed on June 28, 2013, pursuant to its receipt of a commitment letter from Apollo Investment Corporation for the Revolving Credit Agreement, UniTek agreed to pay a commitment fee equal to 4% of the aggregate amount of the commitment under the Revolving Credit Facility.  Pursuant to an Amended and Restated Fee Letter, dated as of July 10, 2013, by and among UniTek and Apollo Investment Corporation, UniTek agreed to pay such commitment fee, an overadvance fee that is equal to a percentage of the Additional Borrowing Base Amount (as defined in the Revolving Credit Agreement), and an exit fee equal to 1% of the aggregate commitment under the Revolving Credit Facility.  The exit fee is payable if the obligations under the Revolving Credit Facility are not paid in full and the Revolving Credit Facility is not voluntarily terminated within one year, and subject to certain other conditions set forth in the Amended and Restated Fee Letter. The overadvance fee is equal to 0.67% of the Additional Borrowing Base Amount for each of the first four months of the Revolving Credit Facility, 0.80% of the Additional Borrowing Base Amount for the fifth month, and 1.00% of the Additional Borrowing Base Amount each month thereafter.  The overadvance fees are earned, due and payable on the first business day of each month, in arrears, and immediately payable upon termination of the Revolving Credit Facility.

Item 1.02.                                        Termination of a Material Definitive Agreement.

As part of UniTek’s debt refinancing disclosed above under Item 1.01 to this Current Report on Form 8-K, UniTek terminated that certain Revolving Credit and Security Agreement, by and among UniTek, certain subsidiaries thereof, the lenders party thereto, and PNC Bank, N.A, as collateral agent and as administrative agent, dated as of April 15, 2011 (as amended, the “2011 Revolving Credit Agreement”).  All outstanding amounts owed by UniTek and its subsidiaries under the 2011 Revolving Credit Agreement were re-paid in full and all corresponding security interests under the 2011 Revolving Credit Agreement were released.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement  of a Registrant.

The information disclosed above under Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: July 16, 2013	By:	/s/ Rocco Romanella
Rocco Romanella
Chief Executive Officer